                                                              RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-44173

PRICING SUPPLEMENT
-------------------
(TO PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH DATED JULY 7, 1997)


                                   $5,000,000
                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B

          CALLABLE TECHNOLOGY BASKET LINKED NOTES DUE FEBRUARY 2, 2005


Principal Amount:       $5,000,000

Interest Rate:          0%

Stated Maturity Date:   February 2, 2005

Redemption:             The Notes may be redeemed at the option of the Company
                        on or after the Initial Redemption Date, in whole or in part, upon notice given by the Company not more than 30 nor less than 15 days prior to any Redemption Date.

Initial Redemption
Date:                   February 2, 2001

Redemption Price:       100% of the Principal Amount thereof, plus the
                        Supplemental Redemption Amount, if any.

Other Provisions:

  The Callable Technology Basket Linked Notes due February 2, 2005 are Fixed Rate Notes as described in the accompanying Prospectus Supplement dated July 7, 1997 with other provisions as described herein.

  At the Stated Maturity, or upon earlier redemption, investors will receive the principal amount of their Notes plus a Supplemental Redemption Amount. The Supplemental Redemption Amount will be based on the percentage increase, if any, in the value of a portfolio (the "Portfolio") of specified stocks of technology companies over the Benchmark Portfolio Value. The Supplemental Redemption Amount may be zero, but will not be less than zero. The Benchmark Portfolio Value equals 1,000 and was determined as described herein. The Benchmark Portfolio Value exceeds the closing value of the Portfolio on the date of this Pricing Supplement by 13%. The Ending Portfolio Value, as more particularly described herein, will be the closing value of the Portfolio on a single day prior to the maturity, or earlier redemption, of the Notes.

  BEFORE YOU DECIDE TO INVEST IN THE NOTES, CAREFULLY READ THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS, ESPECIALLY THE RISK FACTORS BEGINNING ON PAGE S-3 OF THIS PRICING SUPPLEMENT.

  We expect that the Notes will be ready for delivery in book-entry form only through the facilities of DTC on or about February 9, 1998.

                      ------------------------------------

                              MERRILL LYNCH & CO.

                      ------------------------------------


           The date of this Pricing Supplement is February 2, 1998.

HEDGING

  The Company has entered into hedging arrangements related to the stocks underlying the Portfolio (the "Portfolio Securities") with an affiliate of the Company, in connection with the Company's obligations under the Notes. In connection therewith, such affiliate has purchased shares of the Portfolio Securities in secondary market transactions at or before the time of the pricing of the Notes.

                                  RISK FACTORS

  Your investment in the Notes will involve certain risks. For example, there is the risk that you might not earn a return on your investment and the risk that you will be unable to sell your Notes prior to their maturity. You should carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you.


THE SUPPLEMENTAL REDEMPTION AMOUNT

  On the Pricing Date, the Benchmark Portfolio Value exceeded the Starting Portfolio Value by 13%. You should be aware that if the Ending Portfolio Value does not exceed the Starting Portfolio Value by more than 13% at maturity, the Supplemental Redemption Amount will be zero. This will be true even if the Portfolio Value was higher than the Benchmark Portfolio Value at some time during the life of the Notes but later falls below the Benchmark Portfolio Value. If the Supplemental Redemption Amount is zero, we will pay you only the principal amount of your Notes.


YOUR YIELD MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

  The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior callable debt security of the Company with the same maturity date. Your investment may not reflect the full opportunity cost to you when you consider the effect of factors that affect the time value of money.


YOUR RETURN WILL NOT REFLECT THE PAYMENT OF DIVIDENDS

  The Portfolio does not reflect the payment of dividends on the stocks underlying it. Therefore, the return you earn on the Notes, if any, will not be the same as the return that you would earn if you actually owned the Portfolio Securities and received the dividends paid on those stocks.


UNCERTAIN TRADING MARKET

  The Notes will not be listed on any securities exchange. You cannot assume that a trading market will develop for the Notes. If such a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Notes will depend on the financial performance of the Company, and other factors such as the appreciation, if any, of the price of the stocks underlying the Portfolio.

  If the trading market for the Notes is limited, there may be a limited number of buyers when you decide to sell your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive.


FACTORS AFFECTING TRADING VALUE OF THE NOTES

  We believe that the market value of the Notes will be affected by the Portfolio Value and by a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

 . PORTFOLIO VALUE. We expect that the market value of the Notes will depend substantially on the amount by which the Portfolio Value exceeds the Benchmark Portfolio Value. If you choose to sell your Notes when the Portfolio Value exceeds the Benchmark Portfolio Value, you may receive substantially less than the amount that would be payable at maturity based on the then current Portfolio Value because of the expectation that the Portfolio Value will continue to fluctuate until the Ending Portfolio Value is determined. If you choose to sell your Notes when the Portfolio Value is below the Benchmark Portfolio Value, you may receive less than the principal amount of your Note. In general, rising dividend rates (i.e., dividends per share) on the stocks underlying the Portfolio may increase the Portfolio Value while falling dividend rates may decrease the Portfolio Value. Political, economic and other developments may also affect the stocks underlying the Portfolio and the value of the Notes.

 . INTEREST RATES. We expect that the trading value of the Notes will be affected by changes in interest rates. In general, if U.S. interest rates increase, we expect that the trading value of the Notes will decrease. If U.S. interest rates decrease, we expect the trading value of the Notes will increase. However, interest rates may also affect the economy and, in turn, the Portfolio Value. Rising interest rates may lower the Portfolio Value and the trading value of the Notes. Falling interest rates may increase the value of the Portfolio Value and the trading value of the Notes.

 . VOLATILITY OF THE PORTFOLIO. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Portfolio Value increases, we expect that the trading value of the Notes will increase. If the volatility of the Portfolio Value decreases, we expect that the trading value of the Notes will decrease.

 . TIME REMAINING TO MATURITY. The Notes may trade at a value above that which would be expected based on the level of interest rates and the Portfolio. This difference will reflect a "time premium" due to expectations concerning the Portfolio Value during the period prior to maturity of the Notes. However, as the time remaining to maturity of the Notes decreases, we expect that this time premium will decrease, lowering the trading value of the Notes.

 .    COMPANY CREDIT RATINGS.   Real or anticipated changes in the Company's
      credit ratings may affect the market value of the Notes.

  It is important for you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the Portfolio Value.

  In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in most of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes except that we expect that the effect on the trading value of the Notes of a given appreciation in the value of the Portfolio will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.


NO STOCKHOLDER'S RIGHTS

  Beneficial owners of the Notes will not be entitled to any rights with respect to the Portfolio Securities (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof).


STATE LAW LIMITS ON INTEREST PAID

  New York State laws govern the 1993 Indenture, as hereinafter defined. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

  While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the Notes holders, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

PURCHASES AND SALES BY MERRILL LYNCH

  The Company, MLPF&S and other affiliates of the Company may from time to time buy or sell the Portfolio Securities for their own accounts for business reasons or in connection with hedging the Company's obligations under the Notes. These transactions could affect the price of such stocks and therefore the value of the Notes.


POTENTIAL CONFLICTS

  MLPF&S or its affiliates may from time to time engage in transactions involving one or more of the Portfolio Securities for their proprietary accounts and for other accounts under their management, which may influence the value of such stocks and therefore the value of the Notes. MLPF&S and its affiliates will also be the counterparties to the hedge of the Company's obligations under the Notes. See "Use of Proceeds" in the accompanying Prospectus. Accordingly, under certain circumstances, conflicts of interest may arise between MLPF&S's responsibilities as Calculation Agent with respect to the Notes and its obligations under its hedge and its status as a subsidiary of the Company. Under certain circumstances, the duties of MLPF&S as Calculation Agent in determining the existence of Market Disruption Events could conflict with the interests of MLPF&S as an affiliate of the issuer of the Notes, Merrill Lynch & Co., Inc., and with the interests of the holders of the Notes.

                              DESCRIPTION OF NOTES

GENERAL


  At maturity or upon earlier redemption a beneficial owner of a Note will receive the principal amount of such Note plus the Supplemental Redemption Amount. See "Payment at Maturity" below.

  Upon the occurrence of an Event of Default with respect to the Notes, beneficial owners of the Notes may accelerate the maturity of the Notes, as described under "Description of Notes -- Events of Default and Acceleration" below in this Pricing Supplement and "Description of Debt Securities -- Events of Default" in the accompanying Prospectus.

 The Notes are to be issued in denominations of $1,000.


REDEMPTION AT THE OPTION OF THE COMPANY

  The Notes may be redeemed at the option of the Company on or after February 2, 2001, in whole or in part in increments of $1,000, at a redemption price of 100% of the principal amount thereof to be redeemed, plus a Supplemental Redemption Amount, if any, calculated as though the date of early redemption were the stated maturity date of the Notes, except that the Ending Portfolio Value shall equal the closing value of the Portfolio determined on the first Portfolio Business Day on which a Market Disruption Event has not occurred immediately following the date the Company sends notice (the "Notice Date") of the Company's intention to redeem the Notes, to the Holders of the Notes.


PAYMENT AT MATURITY

General

  At maturity, a beneficial owner of a Note will be entitled to receive the principal amount thereof plus a Supplemental Redemption Amount, if any, all as provided below. If the Ending Portfolio Value does not exceed the Benchmark Portfolio Value, a beneficial owner of a Note will be entitled to receive only the principal amount thereof.


Determination of the Supplemental Redemption Amount

  The Supplemental Redemption Amount for a Note will be determined by the Calculation Agent and will equal:


 Principal Amount of such Note  x  Ending Portfolio Value - Benchmark Portfolio Value
                                   --------------------------------------------------
                                               Benchmark Portfolio Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

  The Benchmark Portfolio Value equals 1,000. The Benchmark Portfolio Value was determined on the date the Notes were priced by the Company for initial sale (the "Pricing Date") by multiplying the Starting Portfolio Value (as defined below) by a factor equal to 113%. Based on the individual prices of the Portfolio Securities on the Pricing Date, the Multiplier for each Portfolio Security was initially set by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Calculation Agent") so that, on the Pricing Date, the Portfolio Securities were equally dollar-weighted in the Portfolio and the Portfolio Value equaled 885 (the "Starting Portfolio Value"). The Ending Portfolio Value will be determined by the Calculation Agent and will equal the closing value of the Portfolio determined on the first Calculation Day during the Calculation Period. If no Calculation Days occur during the Calculation Period because of Market Disruption Events (as defined below), then the Ending Portfolio Value will equal the closing value of the Portfolio determined on the last scheduled Portfolio Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on such day. The "Calculation Period" means the period from and including the seventh scheduled Portfolio Business Day prior to the maturity date to and including the second scheduled Portfolio Business Day prior to the maturity date. "Calculation Day" means any Portfolio Business Day during the Calculation Period on which a Market Disruption Event has not occurred. For purposes of determining the Ending Portfolio Value, a "Portfolio Business Day" is a day on which the New York Stock Exchange is open for trading and trading generally occurs in the over-the-counter market for equity securities. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and beneficial owners of the Notes.

  "Market Disruption Event" means either of the following events, as determined by the Calculation Agent:

      (i) the suspension or material limitation (limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall be considered "material" for purposes of this definition) in the trading of one or more of the Portfolio Securities on any exchange in the United States or in the over-the-counter market for more than two hours of trading or during the period one-half hour prior to the close of such trading, or

      (ii) the suspension or material limitation (whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise) in the trading of option contracts related to one or more of the Portfolio Securities traded on any exchange for more than two hours of trading or during the period one-half hour prior to the close of such trading.

  For the purposes of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.


EVENTS OF DEFAULT AND ACCELERATION

  In case an Event of Default with respect to any Notes shall have occurred and be continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes, with respect to each $1,000 principal amount thereof, will be equal to the principal amount plus the Supplemental Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the Notes. See "Description of Notes -- Payment at Maturity" in this Pricing Supplement. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Notes.

  In case of default in payment at the maturity date of the Notes (whether at their stated maturity or upon redemption or acceleration), from and after the maturity date the Notes shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of 6.03% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Notes to the date payment of such amount has been made or duly provided for.

                                 THE PORTFOLIO

GENERAL

  While the Portfolio consists of the common stock issued by two companies involved in the technology industry, the Portfolio is not intended to provide an indication of the pattern of price movements of common stocks of technology corporations generally. Each of the Portfolio Securities is presently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission is available at the offices of the Commission and at the Web site specified under "Available Information" in the accompanying Prospectus. Neither the Company nor MLPF&S makes any representation or warranty as to the accuracy or completeness of such reports. THE INCLUSION OF A PORTFOLIO SECURITY IN THE PORTFOLIO IS NOT A RECOMMENDATION TO BUY OR SELL SUCH PORTFOLIO SECURITY AND NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKE ANY REPRESENTATION TO ANY PURCHASER OF NOTES AS TO THE PERFORMANCE OF THE PORTFOLIO.

  The Company or its affiliates may presently or from time to time engage in business with one or more of the issuers of the Portfolio Securities, including extending loans to, or making equity investments in, such issuers or providing advisory services to such issuers, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to such issuers and, in addition, one or more affiliates of the Company may publish research reports with respect to such issuers. The Company does not make any representation to any purchaser of Notes with respect to any matters whatsoever relating to such issuers. Any prospective purchaser of a Note should undertake an independent investigation of the issuers of the Portfolio Securities as in its judgment is appropriate to make any informed decision with respect to an investment in the Notes.

COMPUTATION OF THE PORTFOLIO VALUE

  The Portfolio Value, at any time, will equal the sum of the products of such prices and the applicable Multipliers for the Portfolio Securities, in each case as determined by the Calculation Agent. The securities listed below are the Portfolio Securities and will be used to calculate the value of the Portfolio. Holders of the Notes will not have any right to receive the Portfolio Securities. The following table sets forth the issuers of the Portfolio Securities, the primary securities exchange or market on which such Portfolio Security is traded, the percentage of each Portfolio Security in the Starting Portfolio Value and the initial Multipliers:

                                         APPROXIMATE            % OF        CLOSING
                                     MARKET CAPITALIZATION     STARTING     PRICE ON
      ISSUER OF THE        PRIMARY          AS OF             PORTFOLIO    FEBRUARY 2,    INITIAL
    PORTFOLIO SECURITY     MARKET      FEBRUARY 2, 1998         VALUE         1998       MULTIPLIER
------------------------- --------- -----------------------  -----------  ------------  ------------
                                         (IN MILLIONS)
Microsoft Corporation....  NASDAQ          $186,934              50         149.1875       2.9661
Hewlett-Packard Company..  NYSE            $ 64,220              50          60.1250       7.3597


  The initial Multiplier relating to each Portfolio Security indicates the number of shares of such Portfolio Security, given the market price of such Portfolio Security, required to be included in the calculation of the Starting Portfolio Value so that each Portfolio Security represents an equal percentage of the Starting Portfolio Value. The price of each Portfolio Security used to calculate the initial Multiplier relating to each such Portfolio Security was the closing price of such Portfolio Security on the applicable primary market on the Pricing Date. The respective Multipliers will remain constant for the term of the Notes unless adjusted for certain corporate events, as described below.

ADJUSTMENTS TO THE MULTIPLIER AND PORTFOLIO

  The Multiplier with respect to any Portfolio Security and the Portfolio will be adjusted as follows:

      1. If a Portfolio Security is subject to a stock split or reverse stock split, then once such split has become effective, the Multiplier relating to such Portfolio Security will be adjusted to equal the product of the number of shares issued with respect to one such share of such Portfolio Security and the prior multiplier.

      2. If a Portfolio Security is subject to a stock dividend (issuance of additional shares of the Portfolio Security) that is given equally to all holders of shares of the issuer of such Portfolio Security, then once the dividend has become effective and such Portfolio Security is trading ex-dividend, the Multiplier will be adjusted so that the new Multiplier shall equal the former Multiplier plus the product of the number of shares of such Portfolio Security issued with respect to one such share of such Portfolio Security and the prior multiplier.

      3. There will be no adjustments to the Multipliers to reflect cash dividends or distributions paid with respect to a Portfolio Security other than for Extraordinary Dividends and certain other distributions as described below. A cash dividend with respect to a Portfolio Security will be deemed to be an "Extraordinary Dividend" if such dividend exceeds the immediately preceding non-Extraordinary Dividend for such Portfolio Security by an amount equal to at least 10% of the market price on the Portfolio Business Day preceding the record day for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to a Portfolio Security, the Multiplier with respect to such Portfolio Security will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Multiplier will equal the product of (i) the then current Multiplier, and (ii) a fraction, the numerator of which is the sum of the Extraordinary Dividend Amount and the market price on the Trading Day preceding the ex-dividend date, and the denominator of which is the market price on the Trading Day preceding the ex-dividend date. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for a Portfolio Security will equal such Extraordinary Dividend minus the amount of the immediately preceding non-Extraordinary Dividend for such Portfolio Security.

      4. If the issuer of a Portfolio Security is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, such Portfolio Security will continue to be included in the Portfolio so long as a market price for such Portfolio Security is available.
If a market price is no longer available for a Portfolio Security for whatever reason, including the liquidation of the issuer of such Portfolio Security or the subjection of the issuer of such Portfolio Security to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of such Portfolio Security will equal zero in connection with calculating the Portfolio Value and the Ending Portfolio Value for so long as no market price is available, and no attempt will be made to find a replacement stock or increase the value of the Portfolio to compensate for the deletion of such Portfolio Security.

      5. If the issuer of a Portfolio Security has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for such Portfolio Security will be determined at the time such issuer is merged or consolidated or nationalized and will equal the last available market price for such Portfolio Security and that value will be constant for the remaining term of the Securities. At such time, no adjustment will be made to the Multiplier of such Portfolio Security. The Company may at its sole discretion adjust such last available market price to reflect payments or dividends of cash, securities or other consideration to holders of such Portfolio Security in connection with such a merger or consolidation which may not be reflected in such last available market price.

      6. If the issuer of a Portfolio Security (an "Original Portfolio Security") distributes to all of its Portfolio Security shareholders shares of publicly traded equity securities of a third-party issuer ("New Portfolio Securities"), then such New Portfolio Security will be added to the Portfolio as a New Portfolio Security. The Multiplier for such New Portfolio Security will equal the product of the original Multiplier with respect to the Original Portfolio Security and the number of shares of the New Portfolio Security distributed with respect to one share of the Original Portfolio Security.

  No adjustments of any Multiplier of a Portfolio Security will be required unless such adjustment would require a change of at least 1% in the Multiplier then in effect. The Multiplier resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

  The Calculation Agent expects that no adjustments to the Multiplier of any Portfolio Security or to the Portfolio will be made other than those specified above, however, the Calculation Agent may at its discretion, but shall not be obligated to, make adjustments to maintain the economic intent of the Portfolio.

HISTORICAL INFORMATION

  The following table sets forth the high and low market price and dividends paid for each Portfolio Security in each quarterly period of 1996, 1997 and 1998 through February 2, 1998. All market prices are rounded to the nearest one-sixty-fourth dollar. The historical prices of a Portfolio Security should not be taken as an indication of its future performance, and no assurance can be given that the prices of the Portfolio Securities will increase sufficiently to cause the beneficial owners of the Notes to receive a Supplemental Redemption Amount in excess of zero.


             PORTFOLIO SECURITIES                 HIGH       LOW     DIVIDENDS PAID
----------------------------------------------  --------  ---------  --------------
MICROSOFT CORP.
1996
    First Quarter.............................    53 7/16  40 3/32
    Second Quarter............................    62 1/2   50 9/16
    Third Quarter.............................    69 1/16  55 5/16
    Fourth Quarter............................    85 1/2   66 1/16
  1997
    First Quarter.............................   103 1/8   81 5/8
    Second Quarter............................   134 3/16  92
    Third Quarter.............................   149 1/2  124 15/16
    Fourth Quarter............................   146 1/8  118 15/16
  1998
    First Quarter (through February 2, 1998)..   154 7/8  127

HEWLETT-PACKARD CO.
  1996
   First Quarter..............................    51 3/4   37 3/4         .10
   Second Quarter.............................    56 7/8   47 9/16        .10
   Third Quarter..............................    50 13/16 38 1/4         .12
   Fourth Quarter.............................    56 3/8   43 1/8         .12
  1997
   First Quarter..............................    59       49 1/8         .12
   Second Quarter.............................    58 7/8   49             .12
   Third Quarter..............................    71 9/16  54 7/8         .14
   Fourth Quarter.............................    70 9/16  58 3/4         .14
  1998
   First Quarter (through February 2, 1998)...    65 3/16  60 1/8         .14

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


  Set forth in full below is the opinion of Brown & Wood LLP, counsel to the Company, as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes. Such opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding Notes in a tax-deferred or tax-advantaged account, or persons holding Notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted herein). The following discussion also assumes that the issue price of the Notes, as determined for United States Federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (c) an estate the income of which is subject to United States Federal income taxation regardless of its source, (d) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

GENERAL

  There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. However, although the matter is not free from doubt, under current law, each Note should be treated as a debt instrument of the Company for United States Federal income tax purposes. The Company currently intends to treat each Note as a debt instrument of the Company for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service ("IRS") in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes. Prospective investors in the Notes should be aware, however, that the IRS is not bound by the Company's characterization of the Notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the Notes for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the assumption that each Note will be treated as a debt instrument of the Company for United States Federal income tax purposes. If the Notes are not in fact treated as debt instruments of the Company for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the Notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a Note could differ from the timing and character of income, gain or loss recognized in respect of a Note had the Notes in fact been treated as debt instruments of the Company for United States Federal income tax purposes.

U.S. HOLDERS

  On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments such as the Notes, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the Notes. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the Final Regulations generally require a

U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States Federal income tax purposes.

  In particular, solely for purposes of applying the Final Regulations to the Notes, the Company has determined that the projected payment schedule for the Notes will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental Redemption Amount equal to $513.5811 per Note (the "Projected Supplemental Redemption Amount"). This represents an estimated yield on the Notes equal to 6.03% per annum (compounded semiannually). Accordingly, during the term of the Notes, a U.S. Holder of a Note will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the Note that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds such Note. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the Notes are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the Note's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes, a Note's adjusted issue price will equal the Note's issue price (i.e., $1,000), increased by the interest previously accrued on the Note. At maturity of a Note, in the event that the actual Supplemental Redemption Amount, if any, exceeds $513.5811 per Note (i.e., the Projected Supplemental Redemption Amount), a U.S. Holder will be required to include the excess of the actual Supplemental Redemption Amount over $513.5811 per Note (i.e., the Projected Supplemental Redemption Amount) in income as ordinary interest on the maturity date. Alternatively, in the event that the actual Supplemental Redemption Amount, if any, is less than $513.5811 per Note (i.e., the Projected Supplemental Redemption Amount), the amount by which the Projected Supplemental Redemption Amount (i.e., $513.5811 per Note) exceeds the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Note for the taxable year in which the maturity date occurs to the extent of the amount of such includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Supplemental Redemption Amount (i.e., $513.5811 per Note) in excess of the actual Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. U.S. Holders purchasing a Note at a price that differs from the adjusted issue price of the Note as of the purchase date (e.g., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules and such U.S. Holders should consult their own tax advisors concerning these rules.

  Upon the sale, exchange or redemption of a Note prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale, exchange or redemption and the U.S. Holder's adjusted tax basis in the Note as of the date of disposition or redemption. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any interest previously included in income with respect to the Note by the U.S. Holder. Any such taxable gain will be treated as ordinary income. Any such taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the Note. Any remaining loss generally will be treated as long-term, mid-term or short-term capital loss (depending upon the U.S. Holder's holding period for the Note). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

  Prospective investors in the Notes should consult their own tax advisors concerning the application of the Final Regulations to their investment in the Notes. Investors in the Notes may also obtain the projected payment schedule, as determined by the Company for purposes of the application of the Final Regulations to the Notes, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

  The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the Notes) has been determined solely for United States Federal income tax purposes (i.e., for purposes of applying the Final Regulations to the Notes), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

  The following table sets forth the amount of interest that will be deemed to have accrued with respect to each Note during each accrual period over a term of seven years for the Notes based upon the projected payment schedule for the Notes (including both the Projected Supplemental Redemption Amount and the estimated yield equal to 6.03% per annum (compounded semiannually)) as determined by the Company for purposes of the application of the Final Regulations to the Notes.

                                                             TOTAL INTEREST
                                                             DEEMED TO HAVE
                                              INTEREST        ACCRUED ON
                                              DEEMED TO     NOTES AS OF END
                                            ACCRUE DURING      OF ACCRUAL
                                            ACCRUAL PERIOD       PERIOD
            ACCRUAL PERIOD                   (PER NOTE)        (PER NOTE)
-----------------------------------------  ---------------  ----------------
February 9, 1998 through August 2, 1998..        $28.7258         $ 28.7258
August 3, 1998 through February 2, 1999..        $31.0161         $ 59.7419
February 3, 1999 through August 2, 1999..        $31.9512         $ 91.6931
August 3, 1999 through February 2, 2000..        $32.9145         $124.6076
February 3, 2000 through August 2, 2000..        $33.9069         $158.5145
August 3, 2000 through February 2, 2001..        $34.9293         $193.4438
February 3, 2001 through August 2, 2001..        $35.9823         $229.4261
August 3, 2001 through February 2, 2002..        $37.0672         $266.4933
February 3, 2002 through August 2, 2002..        $38.1848         $304.6781
August 3, 2002 through February 2, 2003..        $39.3360         $344.0141
February 3, 2003 through August 2, 2003..        $40.5220         $384.5361
August 3, 2003 through February 2, 2004..        $41.7438         $426.2799
February 3, 2004 through August 2, 2004..        $43.0023         $469.2822
August 3, 2004 through February 2, 2005..        $44.2989         $513.5811

--------------
Projected Supplemental Redemption Amount = $513.5811 per Note.


NON-U.S. HOLDERS

  A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042S. For a non-U.S. Holder to qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (a) is signed by the beneficial owner of the Note under penalties of perjury, (b) certifies that such owner is not a U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements.

  Under current law, a Note will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of such Note would have been effectively connected with the conduct by such individual of a trade or business in the United States.


BACKUP WITHHOLDING

  Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

  In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.


NEW WITHHOLDING REGULATIONS

  On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.